UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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Filed by a party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INGEVITY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On March 30, 2025, Ingevity Corporation (the “Company”) filed a Current Report on Form 8-K (the “Cooperation Agreement 8-K”) with the Securities and Exchange Commission (the “SEC”) disclosing its entry into a Cooperation Agreement with Vision One Fund, LP and certain of its affiliates. The Company is filing this Form DEFA14A on Schedule 14A to update the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 20, 2025 with the information contained in the Cooperation Agreement 8-K. The below information supplements, and should be read in conjunction with, the Proxy Statement.

Item 1.01	Entry Into a Material Definitive Agreement.

Cooperation Agreement

On March 30, 2025, Ingevity Corporation (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with Vision One Fund, LP and certain of its affiliates (the “Vision One Parties”).

Pursuant to the Cooperation Agreement, the Company agreed to (i) appoint F. David Segal to the Company’s Board of Directors (the “Board”) within one day of the 2025 annual meeting of stockholders (the “2025 Annual Meeting”), (ii) appoint Mr. Segal to the Audit Committee of the Board and (iii) not increase the size of the Board to more than eleven directors until the earliest date pursuant to which stockholder nominations for director elections are permitted to be delivered pursuant to the Company’s bylaws for the Company’s 2026 annual meeting of stockholders (the “Expiration Date”). The Cooperation Agreement provides that the Company and Vision One parties will cooperate in good faith to select a mutually agreeable replacement director in the event that Mr. Segal ceases to serve as a director before the Expiration Date.

Pursuant to the Cooperation Agreement, the Vision One Parties agreed to withdraw their nominees for the 2025 Annual Meeting and to abide by certain customary standstill restrictions, mutual non-disparagement provisions, voting commitments, including supporting each director nominated and recommended by the Board for election, and other obligations until the Expiration Date.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2025.